Execution Copy

World Gold Trust Services, LLC

444 Madison Avenue

New York, New York 10022

November 26, 2007

State Street Global Markets, LLC

One Lincoln Street

Boston, Massachusetts 02111

Re:	Transfer of the Principal Listing of the streetTRACKS® Gold Shares from the New York Stock Exchange, Inc. to NYSE Arca, Inc.

Reference is made to the Marketing Agent Agreement made as of November 16, 2004 by and between World Gold Trust Services, LLC (the “Sponsor”), a Delaware limited liability company, and State Street Global Markets, LLC (the “Marketing Agent”), a Delaware limited liability company, as amended by a letter agreement dated March 14, 2005 among the Sponsor, the Marketing Agent and World Gold Council, a not-for-profit association registered under Swiss law, (the “Marketing Agent Agreement”).

The Sponsor and the Marketing Agent wish to amend the Marketing Agent Agreement to account for the transfer of the principal listing of the streetTRACKS® Gold Trust (the “Trust”) and the trading of the streetTRACKS® Gold Shares (the “Shares”) from the New York Stock Exchange, Inc. to NYSE Arca, Inc. (“NYSE Arca”). In order to accomplish the foregoing, the Sponsor and the Marketing Agent wish to adopt the below amendments to the Marketing Agent Agreement:

1. The definition of “Business Day” in Section 1 is hereby amended to read in its entirety as follows:

“Business Day” means any day that is not a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open or the Exchange is not open for trading.

2. Section 1 is hereby amended to include the following new definition of “Exchange”:

“Exchange” means NYSE Arca, Inc. or, if the Shares shall cease to be listed on such exchange and are listed on one or more other exchanges, the exchange on which the Shares are principally traded, as specified by the Sponsor.

3. Section 4.1(m) is hereby amended to read in its entirety as follows:

(m) to use its best efforts to cause the Shares to be listed on the Exchange;

4. Section 5.2(a) is hereby amended to read in its entirety as follows:

(a) The Sponsor and the Marketing Agent or one of its Affiliates will market the Trust and the Shares on an ongoing basis after the Registration Statement is declared effective and the Shares have been listed on the Exchange in accordance with the provisions of this Section 5.2.

5. Clause (v) of Section 5.2(b) is hereby amended to read in its entirety as follows:

(v) incorporate the Trust into the “SPDR®” website (or any similar ETF-related website maintained by the Marketing Agent or its Affiliates) and into any ETF-related asset allocation model of the Marketing Agent and its Affiliates.

The foregoing amendments shall be effective as of the date the Shares are listed on NYSE Arca.

Except as otherwise set forth above, this letter agreement does not constitute an amendment, waiver or modification of any provision of the Marketing Agent Agreement.

This letter agreement shall be governed by the laws of the State of New York, without reference to the principles or rules of conflict of laws to the extent the laws of a different jurisdiction would be required thereby.

This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same agreement. Facsimile signatures shall be acceptable and binding.

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If this letter correctly states our agreements, please indicate your approval and acceptance by signing on behalf of the Marketing Agent below and returning a duplicate copy of this letter to our attention.

Very truly yours,

AGREED AND ACCEPTED

As of the date first set forth above: